Terms supplement to the prospectus dated April 8, 2020, the prospectus supplement dated April 8, 2020, the product supplement no. 4-II dated November 4, 2020 and the underlying supplement no. 1-II dated November 4, 2020 Registration Statement Nos. 333-236659 and 333-236659-01 Dated May 27, 2021 Rule 424(b)(3) North America Structured Investments 2yr SPX Capped Buffered Return Enhanced Notes J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Underlying: S&P 500® Index Underlying Ticker: SPX Upside Leverage Factor: 2.00 Maximum Return: [12.75% - 16.75%]* Buffer Amount: 10.00% Underlying Return: (Final Value – Initial Value) / Initial Value Initial Value: The closing level of the Underlying on the Pricing Date Final Value: The closing level of the Underlying on the Observation Date Pricing Date: June 30, 2021 Observation Date: June 30, 2023 Maturity Date: July 6, 2023 CUSIP: 48132UFC2 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48132UFC2/doctype/Product_Termsheet/document.pdf Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $900.00 per $1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, see the hyperlink above. Payment at Maturity If the Final Value of the Underlying is greater than its Initial Value, you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Underlying Return multiplied by the Upside Leverage Factor, subject to the Maximum Return on the notes. If the Final Value of the Underlying is equal to or less than its Initial Value by up to the Buffer Amount, you will receive the principal amount of your notes at maturity. If the Underlying declines from its Initial Value by greater than the Buffer Amount, you will lose 1% of the principal amount of your notes for every 1% that the Underlying has declined beyond the Buffer Amount. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. * To be determined on the Pricing Date, but not less than 12.75% or greater than 16.75% ** Reflects a Maximum Return of 12.75% for illustrative purposes. The hypothetical returns and hypothetical payments on the notes shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower. Investing in the notes involves a number of risks. See "Selected Risks" on page 2 of this document, "RiskFactors" in the prospectus supplement and the relevant product supplement and underlying supplement and "Selected Risk Considerations" in the relevant pricing supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document or the relevant product supplement or underlying supplement or the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense. Hypothetical Returns on the Notes at Maturity** Underlying Performance Note Payoff at Maturity Payment at Maturity Underlying Return Hypothetical Underlying Return Hypothetical Note Return Hypothetical Payment at Maturity 60.00% 12.75% $1,127.50 40.00% 12.75% $1,127.50 30.00% 12.75% $1,127.50 20.00% 12.75% $1,127.50 10.00% 12.75% $1,127.50 6.375% 12.75% $1,127.50 5.00% 10.00% $1,100.00 0.00% 0.00% $1,000.00 -5.00% 0.00% $1,000.00 -10.00% 0.00% $1,000.00 -15.00% -5.00% $950.00 -30.00% -20.00% $800.00 -60.00% -50.00% $500.00 -100.00% -90.00% $100.00

North America Structured Investments 2yr SPX Capped Buffered Return Enhanced Notes J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks ? Your investment in the notes may result in a loss. ? Your maximum gain on the notes is limited by the Maximum Return. ? Your payment at maturity will be determined by the Underlying. ? If the Underlying declines from its initial level by more than 10.00%, you could lose up to $900 for each $1,000 note. ? Any payment on the notes at maturity is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. ? The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. ? No interest payments, dividend payments or voting rights. ? JPMorgan Chase & Co. is currently one of the companies that makes up the S&P 500® Index. ? As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. Selected Risks (continued) ? The estimated value of the notes will be lower than the original issue price (price to public) of the notes. ? The estimated value of the notes is determined by reference to an internal funding rate. ? The estimated value of the notes does not represent future values and may differ from others’ estimates. ? The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. ? Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. ? Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable product supplement and underlying supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information. The Nature Conservancy J.P. Morgan Chase &Co. and/or its affiliates (collectively, "J.P. Morgan") have previously agreed to make unconditional and irrevocable donations of $1,500,000, in the aggregate, to The Nature Conservancy (TNC) to support one or several forestry projects. These donations and the amounts of these donations are not contingent on the sale of the notes. Since October 2020, J.P. Morgan has donated a total of $200,000 and has irrevocably agreed to donate, in total, an additional $1,300,000. We have derived all information about TNC to the right from publicly available information, without independent verification. J.P. Morgan’s donation is not intended to comply with the Social Bond Principles, June 2020 and/or the Green Bond Principles, June 2018. These donations are not a Commercial Co-Venture with TNC. Who is the TNC? TNC describes itself as a global environmental nonprofit working to create a world where people and nature can thrive. Founded in the United States in 1951, TNC believes that it has grown to become an effective and wide-reaching global environmental organization. TNC states that it impacts conservation in 79 countries and territories across six continents thanks to more than a million members and the dedicated efforts of its staff and more than 400 scientists. For additional information about TNC, see Annex A of the preliminary pricing supplement in the hyperlink above.

North America Structured Investments 2yr SPX Capped Buffered Return Enhanced Notes J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Additional Information Donation Information: J.P. Morgan has previously agreed to make an unconditional and irrevocable donation to The Nature Conservancy to support one or several forestry projects. These donations are not contingent on the sale of the notes and will not impact the final terms of the notes. Our affiliates expect to realize profits for assuming risks inherent in hedging our obligations under the notes. Some of these projected profits, if any, may be used to offset a portion of the donations. The issuance of the notes and the related use of proceeds are not intended to comply with the Social Bond, June 2020 and/or the Green Bond Principles, June 2018. See “Supplemental Donation Information” in the applicable preliminary pricing supplement for additional information. Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicative returns, performance or results, whether historical or hypothetical, will be achieved. These terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, superseded and replaced in its entirety by a subsequent preliminary pricing supplement and/or pricing supplement, and the documents referred to therein. In the event any inconsistency between the information presented herein and any such preliminary pricing supplement and/or pricing supplement, such preliminary pricing supplement and/or pricing supplement shall govern. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to these matters. This material is not a product of J.P. Morgan Research Departments.